Exhibit 99.1

           Albany International Corp. Announces Organizational Changes

      Albany, New York, April 7, 2005 - Albany International Corp. (NYSE/PSE/FWB:AIN) announced today the retirement of two senior executives. After 27 years of outstanding service to Albany International, Michel Bacon, Group Vice President-Europe, has retired from the Company. In addition, Edward Walther has stepped down as Group Vice President-North America, in anticipation of his retirement on June 1, 2005, after eleven years of dedicated service.

      The Company also announced other organizational changes related to these retirements. William McCarthy, previously Group Vice President-Technology and the Pacific, has been promoted to Executive Vice President-PMC, with responsibility for global PMC operations, including manufacturing, sales, service, marketing, and research and development. Reporting to Mr. McCarthy are the following new heads of the three global PMC corridors: Thomas H. Curry, Group Vice President-PMC Americas; Daniel Halftermeyer, Group Vice President-PMC Europe; and Hartmut Peters, Group Vice President-PMC Asia & Pacific.

      Thomas Curry most recently served the Company as Vice President of North American Sales and Marketing, a position he held since 2003. He has served the Company in a number of positions in the United States since 1992.

      Daniel Halftermeyer has been an employee of the Company since 1987, serving most recently as Vice President and General Manager-North American Dryer Fabrics since 1997.

      Hartmut Peters became an employee of Albany when the Company acquired the Geschmay Group companies in 1999. He has served in the Asia and Pacific region since 2003 as Vice President of Asian Operations.

      The Company also announced that Michael Nahl, previously Senior Vice President & CFO, has been promoted to Executive Vice President & CFO, with responsibility for global finance and the Albany Door Systems, Applied Technologies, and Engineered Products organizations. Richard Carlstrom, Vice President & Controller, and David Michaels, Vice President, Treasury & Tax, will continue to report to Mr. Nahl. Also reporting to Mr. Nahl will be Dieter Polt, Group Vice President-Albany Door Systems and Applied Technologies.

      Messrs. McCarthy and Nahl will continue to report to Frank Schmeler, Chairman & CEO.

      The Company also announced that John Standish, previously Director of Manufacturing, North American Dryer Fabrics, had been promoted to Senior Vice President-Manufacturing, reporting to Bill McCarthy, Executive Vice President-PMC. In this new position, Mr. Standish is responsible for directing the manufacture of paper machine clothing globally. Mr. Standish is also a Director of the Company and is the brother of Christine L. Standish, who also serves as a director, and the son of J. Spencer Standish, Chairman Emeritus of the Board.

      J. Spencer Standish and related persons and trusts hold shares comprising 53.3% of the combined votes entitled to be cast by all stockholders of the Company.

      As previously announced in November 2004, Frank R. Schmeler had earlier informed the Board of Directors of his intention to retire as the Company's Chief Executive Officer at the end of 2005. Korn/Ferry International continues to assist the Company's Board of Directors in identifying external and internal candidates to succeed Mr. Schmeler.

      Albany International is the world's largest producer of paper machine clothing and high performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at www.albint.com.